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                                                                     EXHIBIT 4.3

                               ESCROW AGREEMENT

     THIS ESCROW AGREEMENT (this "Agreement") is entered into as of the 25th day of March, 1997, by and between 50-OFF STORES, INC., a Texas corporation ("ISSUER") and BANK ONE, TEXAS, NA ("ESCROW AGENT").

                                   RECITALS:

     A. Issuer proposes to offer for sale to certain holders of Rights an aggregate of 122,009 units (the "UNITS") at a price of $100 per Unit, payable at the time of subscribing for a Unit. Each Unit represents 20 shares of Series A Preferred Stock and 20 shares of Common Stock, both in Reorganized 50-OFF, as such stock may be issued pursuant to Issuer's Plan of Reorganization, as Amended, dated March 27, 1997 (the "PLAN," which term shall include any amendments or modifications thereto), filed in its bankruptcy case, pending in the United States Bankruptcy Court for the Western District of Texas, San Antonio Division (the "BANKRUPTCY COURT"), administered under case number 96-
54430-C (the "BANKRUPTCY CASE").   If successful, the payment of $3,050,000 for
at least 30,500 Units will be paid into the escrow created by this Agreement.

     B. Issuer intends to allow holders of Rights issued pursuant to the Plan to purchase the Units, all as described more fully in the Plan.

     C. Issuer desires to establish an escrow account in which funds received from subscribers would be deposited pending completion of the Escrow Period as defined below). BANK ONE, TEXAS, NA agrees to serve as Escrow Agent in accordance with the terms and conditions set forth herein.

                                  AGREEMENT:

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

     1. Issuer hereby appoints BANK ONE, TEXAS, NA as Escrow Agent and Escrow Agent shall establish an escrow account (the "ESCROW ACCOUNT") on its books styled "50-OFF Stores, Inc., Rights Offering Escrow Account." Commencing upon the execution of this Agreement, Escrow Agent shall act as Escrow Agent and hereby agrees to receive and disburse the proceeds from the offering of the Units in accordance with the terms herewith. Issuer agrees to notify the Escrow Agent promptly of the closing of the offering and sale of the Units.

     2. Issuer shall cause all checks received from subscribers for Units to be promptly deposited into the Escrow Account. Subscribers shall forward checks to Escrow Agent made payable to the order of the 50-OFF Stores, Inc., Rights Offering Escrow Account. Subject to the provisions of paragraph 11 hereof, any checks that are received by Escrow Agent that are not made payable to the 50-OFF Stores, Inc., Rights Offering Escrow Account shall be returned to
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the subscriber which forwarded such check.  Escrow Agent shall furnish to the
Issuer at the time of each deposit of the above-mentioned funds a list containing the name of each subscriber, the subscriber's address, the number of Units purchased, and the amount of the check being delivered to the Escrow Agent. Prior to the receipt of the Minimum (as described below) and prior to the Bankruptcy Court entering an order confirming the Plan, the Issuer is aware and understands that it is not entitled to any proceeds from subscriptions deposited into the Escrow Account and no amounts deposited in the Escrow Account during the Escrow Period shall become the property of the Issuer or any other entity, or be subject to the debts of the Issuer or any other entity.

     3. The Escrow Period shall commence on the date hereof and shall terminate ten (10) business days following the earlier to occur of the following dates:

     (a) The later of both of the following two events to occur: (i) the date upon which Escrow Agent confirms upon written request of the Issuer that it has received into the Escrow Account and collected gross subscription proceeds from the sale of 30,500 Units aggregating $3,050,000 in deposited funds (the "Minimum"), and (ii) the Bankruptcy Court entering an order confirming the Plan; or

     (b) The "Cessation Date," which for the purposes of this Agreement shall be June 30, 1997, unless (i) Issuer elects to continue to offer the Units for sale until some later date, as permitted by the Bankruptcy Court, and (ii) Issuer notifies Escrow Agent in writing no later than June 20, 1997, of such extension specifying the extended Cessation Date; or

     (c) The date upon which a determination is made by the Issuer to terminate the Offering prior to the sale of the Minimum, as communicated to Escrow Agent in writing.

         Notwithstanding anything to the contrary contained herein, the Cessation Date is intended to signify the date of the cessation of the Offering and not the termination of the Escrow Period of this Agreement; and upon the occurrence of any of the events described in (a), (b) or (c) above, the Escrow Period shall continue for such ten (10) business-day period solely for the limited purposes of collecting subscribers' checks that have been deposited prior to such event and disbursing funds from the Escrow Account as provided herein. Escrow Agent will not accept deposits of the subscribers' checks after notice that any of the events described in subparagraphs (a), (b) and (c) has occurred.

     4. The Escrow Agent will deposit the subscribers' checks for collection and credit the proceeds to the Escrow Account to be held by it under the terms of this Agreement. Notwithstanding anything to the contrary contained herein, Escrow Agent is under no duty or responsibility to enforce collection of any checks delivered to Escrow Agent hereunder. The Escrow Agent hereby is authorized to forward each check for collection and deposit the proceeds

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in the Escrow Account.  As an alternative, the Escrow Agent may telephone the bank on which the check is drawn to confirm that the check has been paid. Additionally, to insure that such funds have cleared normal banking channels for collection, Escrow Agent is authorized to hold funds to be released after the time period that national banks may hold funds deposited into their accounts to verify funds. Issuer shall immediately reimburse Escrow Agent any monies paid to it if thereafter the subscriber's check is returned unpaid. Any item returned unpaid to the Escrow Agent on its first presentation for payment may be returned to the subscriber and need not be again presented by the Escrow Agent for collection. Issuer agrees to reimburse Escrow Agent for the cost incurred with any returned check. For purposes of this Agreement, the term "collected funds" or the term "collected" when referring to the proceeds of subscribers' checks shall mean all funds received by Escrow Agent that have cleared normal banking channels and are in the form of cash.

     5. If prior to the Cessation Date, subscriber's checks in an amount of at least the Minimum have been deposited in the Escrow Account, upon request from Issuer, Escrow Agent will confirm the amounts collected by it from subscriber's checks. If such amount is at least equal to the Minimum and if the Bankruptcy Court has entered an order confirming the Plan, the Issuer may send Escrow Agent a written notice providing a list of all accepted subscribers, specifying the total amount of their subscription to be remitted to Issuer, and containing a request to terminate the Escrow Period pursuant to paragraph 3(a) and remit such amount, less any fees or other amounts then owing from Issuer to Escrow Agent hereunder, to the Issuer as promptly as possible, but in no event later than ten
(10) business days after such termination, by issuing its bank check payable to the Issuer or by depositing such amount directly into the account of Issuer maintained with BANK ONE, TEXAS, NA, as designated in writing by Issuer to Escrow Agent. The Escrow Period shall not terminate upon receipt by Escrow Agent of such notice, but shall continue for such (10) business-day period solely for the limited purposes of collecting subscribers' checks that have been deposited prior to Escrow Agent's receipt of such notice and disbursing funds from the Escrow Account as provided herein. Escrow Agent will not accept deposits of subscriber's checks after receipt of such notice.

     If, on the Cessation Date, the Minimum Amount has not been deposited with the Escrow Agent and collected, or if Issuer notifies the Escrow Agent in writing that Issuer elects to terminate the Offering as provided in paragraph 3(c) above, the Escrow Agent shall then issue and mail its bank checks to the subscribers in the amount of the subscribers' respective checks, without deduction, penalty or expense to the subscriber, and shall, for this purpose, be authorized to rely upon the names and addresses of subscribers furnished it as contemplated above. No subscriber shall be paid interest with respect to such deposited funds. The purchase money returned to each subscriber shall be free and clear of any and all claims of the Issuer and any of its creditors. For each subscription for which the Escrow Agent has not collected funds but has submitted the subscriber's check for collection, the Escrow Agent shall promptly issue a check to such subscriber in the amount of the collected funds from such subscriber's check after the Escrow Agent has collected such funds. If Escrow Agent has not yet submitted such subscriber's

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check for collection, the Escrow Agent shall promptly remit the subscriber's check directly to such subscriber.

     At such time as Escrow Agent shall have made the payments and remittances provided in the Agreement, the Escrow Agent shall be completely discharged and released of any and all further liabilities and responsibilities hereunder.

     6. Notwithstanding the provisions of paragraph 12, as consideration for its agreement to act as Escrow Agent as herein described, Issuer agrees to pay the Escrow Agent an administration fee of $3,750 upon execution of this Agreement, plus the fees described on the attached fee schedule. Further, Issuer agrees to pay all disbursements and advances incurred or made by the Escrow Agent in performance of its duties hereunder, including reasonable fees, expenses and disbursements of its counsel, all in accordance with the attached fee schedule or the other provisions of this Agreement. No such fees or reimbursements shall be paid out of or chargeable to the funds on deposit in the Escrow Account until such time as the Minimum has been collected and the Bankruptcy Court enters an order confirming the Plan. Any dispute regarding the reasonableness of the Escrow Agent's fees and expenses will be determined by the Bankruptcy Court; the Escrow Agent consents to the Bankruptcy Court exercising jurisdiction over any such dispute.

     If the Issuer rejects any subscription for which Escrow Agent has already collected funds, the Escrow Agent shall promptly issue a refund check to the rejected subscriber in the amount of the subscriber's check. If the Issuer rejects any subscription for which the Escrow Agent has not yet collected funds but has submitted the subscriber's check for collection, the Escrow Agent shall promptly issue a check in the amount of the collected funds from the subscriber's check to the rejected subscriber after the Escrow Agent has cleared such funds. If Escrow Agent has not yet submitted a rejected subscriber's check for collection, the Escrow Agent shall promptly remit the subscriber's check directly to the subscriber.

     7. This Agreement shall automatically terminate upon the earlier of (i) twenty (20) days after the Cessation Date or (ii) twenty (20) days after the date upon which the Escrow Agent has delivered the final portion of Escrow Account funds pursuant to the terms of this Agreement.

     8. Escrow Agent reserves the right to resign hereunder, upon ten (10) days prior written notice to Issuer. In the event of said resignation, and prior to the effective date thereof, Issuer, by written notice to Escrow Agent, shall designate a successor escrow agent to assume the responsibilities of Escrow Agent under this Agreement, and Escrow Agent immediately shall deliver any undisbursed Escrow Account funds to such successor escrow agent. If Issuer shall fail to designate such a successor escrow agent within such time period, the Escrow Agent may deliver any undisbursed funds into the registry of the Bankruptcy Court.

     9. The parties hereto agree that the following provisions shall control with respect to the rights, duties, liabilities, privileges and immunities of the Escrow Agent:

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     a.  Subject to the provisions of paragraph 12 hereof, the Escrow Agent shall have no responsibility except for the safekeeping and delivery of the amounts deposited in the Escrow Account in accordance with this Agreement. The Escrow Agent shall not be liable for any act done or omitted to be done under this Agreement or in connection with the amounts deposited in the Escrow Account, except as a result of the Escrow Agent's gross negligence or willful misconduct. The Escrow Agent is not a party to nor is it bound by, nor need it give consideration to the terms of provisions of, even though it may have knowledge of (i) any agreement or undertaking by, between or among the Issuer and any other party, except this Agreement, (ii) any agreement or undertaking that may be evidenced by this Agreement, (iii) any other agreements that may now or in the future be deposited with the Escrow Agent in connection with this Agreement. The Escrow Agent is not a party to, is not responsible for, and makes no representation with respect to the offer, sale or distribution of the Units including, but not limited to, matters set forth in any offering documents prepared and distributed in connection with the offer, sale and distribution of the Units. Except with regard for actions for gross negligence or in willful misconduct of the Escrow Agent's duties, the Issuer covenants that it will not commence any action against the Escrow Agent at law, in equity, or otherwise as a result of any action taken or thing done by the Escrow Agent pursuant to this Agreement, or for any disbursement made as authorized herein upon failure of the Issuer to give the notice within the times herein prescribed. The Escrow Agent has no duty to determine or inquire into any happening or occurrence of or of any performance or failure of performance of the Issuer or of any other party with respect to agreements or arrangements with any other party. If any question, dispute or disagreement arises among the parties hereto and/or any other party with respect to the funds deposited in the Escrow Account or the proper interpretation of this Agreement, the Escrow Agent shall not be required to act and shall not be held liable for refusal to act until the question or dispute is settled, and the Escrow Agent has the absolute right at its discretion to do either or both of the following:

         (i) withhold and/or stop all further performance under this Agreement until the Escrow Agent is satisfied, by receipt of a written document in form and substance satisfactory to the Escrow Agent and executed and binding upon all interested parties hereto (who may include the subscribers), that the question, dispute, or disagreement had been resolved; or

         (ii) file a suit in interpleader and obtain by final judgment, rendered by the Bankruptcy Court, an order binding all parties interested in the matter. In any such suit, or should the Escrow Agent become involved in litigation in any manner whatsoever on account of this Agreement or the Escrow

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               Account, the Escrow Agent shall be entitled to recover from the
               Issuer its attorneys' fees and costs.

         The Escrow Agent shall never be required to post a bond in connection with any services hereunder. The Escrow Agent may consult with counsel of its own choice and shall have full and complete authorization and protection for and shall not be liable for any action taken or suffered by it hereunder in good faith and believed by it to be authorized hereby, nor for action taken or omitted by it in accordance with the advice of such counsel (who shall not be counsel for the Issuer).

     b. The Escrow Agent shall be obligated only for the performance of such duties are specifically set forth in this Agreement and may rely and shall be protected in acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties and to take statements made therein as authorized and correct without any affirmative duty of investigation.

     c. The Issuer hereby agrees to indemnify the Escrow Agent for, and to hold it harmless against, any loss, liability, or expense (including, without limitation, all legal expenses incurred in enforcing any of the provisions of this Agreement or otherwise in connection herewith) incurred without gross negligence or willful misconduct on the part of the Escrow Agent, arising out of or in connection with its entering into this Agreement and carrying out its duties hereunder, including the costs and expenses of defending itself against any claim of liability hereunder or arising out of or in connection with the sale of the Units. This covenant shall survive the termination of this Agreement.

     d. The Escrow Agent shall not be bound by any modification, amendment, termination, cancellation, rescission or supersession of this Agreement unless the same shall be in writing and signed by all of the other parties hereto and, if its duties as Escrow Agent hereunder are affected thereby, unless it shall have given prior written consent thereto.

     10. Notices required to be sent hereunder shall be delivered by hand, sent by an express mail service or sent via United States mail, postage prepaid, certified, return receipt requested, to the following address:

     If to Issuer:                           Charles J. Fuhrmann II
                                             50-OFF Stores, Inc.
                                             8750 Tesoro Drive
                                             San Antonio, Texas 78217
                                             (210)804-4980

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     with a copy to:                         Samuel M. Stricklin, Esq.
                                             Sheinfeld, Maley & Kay, P.C.
                                             1700 Pacific Avenue, Suite 4400
                                             Dallas, Texas 75201-4618
                                             (214) 953-0700

     If to Escrow Agent:                     BANK ONE, TEXAS, NA
                                             Corporate Trust Department
                                             500 Throckmorton Street, Suite 704
                                             Fort Worth, Texas 76102
                                             (817) 884-4415 / (817) 884-4417

     No notice to the Escrow Agent or Issuer shall be deemed to be delivered until actually received by the Escrow Agent. From time to time any party hereto may designate an address other than the address listed above by giving the other parties hereto not less than five (5) days advance notice of such change in address in accordance with the provisions hereof.

     11. Notwithstanding any provision herein to the contrary, prior to the Cessation Date the Escrow Agent shall not refuse any subscription or return any check (even if such check has been presented for payment and dishonored or even if such check is payable to the wrong payee) without the advance written approval of the Issuer. This provision is intended to allow the Issuer the opportunity to waive or seek to cure any defects in any subscription.

     12. Pending distribution in accordance with the provisions of paragraph 5 hereof, all collected and available funds held by the Escrow Agent pursuant to this Escrow Agreement shall be invested at the written direction of the Issuer in direct obligations of the United States of America issued in the name of "Bank One, Texas, NA, as Escrow Agent for the benefit of the Subscribers described in that Escrow Agreement dated March 25, 1997 by and between Escrow Agent and 50-OFF Stores, Inc." for the payment of which the full faith and credit of the United States of America is pledged (such obligations shall be limited to Treasury Bills, Treasury Bonds and Treasury Notes). Issuer acknowledges that the Escrow Agent will not be required to invest funds below the authorized minimum denominations; provided, however, that in all events, funds held by the Escrow Agent which are not so invested shall not exceed $100,000 in the aggregate at any time. The method of investment of such funds shall be subject to Bankruptcy Court approval, which the Issuer will seek on an expedited basis. Interest earned on funds held in escrow, if any, shall be credited against the fees of the Escrow Agent. Additional interest, if any, shall be remitted to the Issuer to assist in covering the costs of the Rights Offering.

     13. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas and the laws of the United States applicable to transactions in Texas.

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     EXECUTED on the date first written above.

50-OFF STORES, INC. (Issuer)            BANK ONE, TEXAS, NA (Escrow Agent)



By:  /s/ CHARLES J. FUHRMANN II         By:  /s/ Bank One, Texas, N.A.
   ---------------------------------       ---------------------------------
     Charles J. Fuhrmann II             Name:
     President                               -------------------------------
                                        Title:
                                              ------------------------------

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